FORM 5
[ ]Check box if no longer         U.S. SECURITIES AND EXCHANGE COMMISSION
   subject to Section 16.                 Washington, D.C. 20549
   Form 4 or Form 5        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   obligations may         Filed pursuant to Section 16(a) of the Securities
   continue.  See          Exchange Act of 1934, Section 17(a) of the Public
   Instruction 1(b).       Utility Holding Company Act of 1935 or Section 30(f)
[ ]Form 3 Holdings                 of the Investment Company Act of 1940
   Reported
[ ]Form 4 Transactions
   Reported
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1. Name and Address of Reporting Person | 2. Issuer Name and Ticker or Trading
Hardwick, III     T.           Chandler |    Symbol
(Last)         (First)         (Middle) |
            Park Street                 |   Chris-Craft Industries, Inc.
            P.O. Box 600                |   (CCN)
              (Street)                  | -------------------------------------
Blairstown        CA              90212 | 3. IRS or Social Security Number of
(City)          (State)           (Zip) |    Reporting Person (Voluntary)
                                        |
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4. Statement for Month/Year | 5. If Amendment, Date or Original (Month/Year)
                            |
   12/97                    |
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6. Relationship of Reporting Person to    | 7. Individual or Joint/Group
   Issuer (Check all applicable)          |    Filing (Check applicable line)
                                          |
    x  Director          10% Owner        |    x  Form Filed by one Reporting
   ---                ---                 |   --- Person
                                          |
       Officer (give      Other           |       Form Filed by more than one
   --- title below)   --- (specify below) |   --- Reporting Person
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially        Direct (D)      Beneficial
                                                                of (D)             Owned at End        or Indirect     Ownership
                                                                                   of Issuer's         (I)

                                                                                   Fiscal Year
                                                            Amount    (A)  Price
								       or
								      (D)
Common Stock              12/1/97            G              100       A    --                          I               By child
                                             G              100       A    --                          I               By child
                                             G              100       A    --      300                 I               By child
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

FORM 5 (Continued)   Table II-Derivative Securities Acquired, Disposed of,
		  or Beneficially Owned (e.g. puts, call, warrants, options,
				 convertible securities)

1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
   Derivative         Exercise Price       Date           Code            Derivative         Exercisable
   Security           of Derivative        (Month/                        Securities         and Expiration
                      Security             Day/Year)                      Acquired (A)       Date
                                                                          or Disposed        (Month/Day/Year)
                                                                          of (D)
                                                                                             Date         Expiration
                                                                          (A)      (D)       Exercisable  Date


 7.Title and             8.Price of             9.Number of            10.Ownership     11.Nature
   Amount of               Derivative             Derivative              Form of          of
   Underlying              Security               Securities              Derivative       Indirect
   Securities                                     Beneficially            Security:        Beneficial
                                                  Owned at End            Direct (D)       Ownership
                                                  of Year                 or
                                                                          Indirect (I)
   Title          Number
		  of Shares

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Explanation of Responses:


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



/s/ T. Chandler Hardwick, III            January 30, 1998
-----------------------------          --------------------
Signature of Reporting Person                   Date